UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 7, 2016

OMNICELL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-33043	94-3166458
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

590 East Middlefield Road
Mountain View, CA 94043
(Address of principal executive offices, including zip code)

(650) 251-6100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 6, 2016, Randy D. Lindholm resigned as a member of Omnicell, Inc.’s (the “Company”) Board of Directors (the “Board”), including his positions on the Compensation Committee of the Board (the “Compensation Committee”) and the Mergers & Acquisitions Committee of the Board, effective as of October 7, 2016 (the “Resignation Date”). Mr. Lindholm’s resignation was for personal reasons and not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Omnicell wishes to thank Mr. Lindholm for his 13 years of contribution to the Board.

In connection with Mr. Lindholm’s resignation, the Board agreed to accelerate in full the vesting of all unvested restricted stock award shares that were previously awarded to Mr. Lindholm’s during his service on the Board and the Compensation Committee.

Item 8.01. Other Events.

In connection with Mr. Lindholm’s resignation, the Board adopted a resolution reducing the number of directors of the Company from nine (9) to eight (8) and approved certain changes to the membership of the Board’s committees, all effective as of the Resignation Date. Specifically, the Board appointed (i) Sara J. White as a member of the Compensation Committee; (ii) Gary S. Petersmeyer as the Chair of the Compensation Committee; and (iii) Joanne B. Bauer as a member of the Mergers & Acquisitions Committee of the Board, replacing Mr. Lindholm. Ms. White, Mr. Petersmeyer and Ms. Bauer are all current members of the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OMNICELL, INC.

Dated: October 7, 2016
/s/ Dan S. Johnston
Dan S. Johnston
Executive Vice President and Chief Legal & Administrative Officer